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                                                  Deloitte & Touche LLP
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                                                  Columbus, CH 43215-3611
                                                  USA

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
The Huntington National Bank

We have examined management's assertion that The Huntington National Bank (the "Company") has complied, as of and for the year ended December 31, 2004, with its established minimum servicing standards described in the accompanying Management's Assertion dated March 10, 2005. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants as adopted by the Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004, is fairly stated, in all material respects based on the criteria set forth in the Appendix 1.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
March 10, 2005



                                                        Member of
                                                        Deloitte Touche Tohmatsu

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THE HUNTINGTON NATIONAL BANK                                   [HUNTINGTON LOGO]
HUNTINGTON CENTER
COLUMBUS, OHIO 43287

                             MANAGEMENT'S ASSERTION

March 10, 2005

As of and for the year ended December 31, 2004, The Huntington National Bank (the "Company") has complied, in all material respects, with the Company's established minimum servicing standards for automobile loans as set forth in Appendix I (the "Standards"). The Standards are based on the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, modified to address the unique characteristics of servicing automobile loans.


/s/ Timothy Barber
---------------------------
Timothy Barber
Senior Vice-President, Credit Risk Management
The Huntington National Bank

/s/ Irving Adler
---------------------------
Irving Adler
Senior Vice President, Loan Operations Director
The Huntington National Bank

APPENDIX I

 THE HUNTINGTON NATIONAL BANK'S MINIMUM SERVICING STANDARDS

I. PAYMENTS

     1. Payments shall be deposited into the bank accounts and related bank clearing accounts within two business days of receipt.

     2. Payments made in accordance with the borrower's loan documents shall be posted to the applicable account records within two business days of receipt.

     3. Payments shall be allocated to principal and interest in accordance with the loan documents.

     4. Payments identified as loan payoffs shall be allocated in accordance with the loan documents.

II. DISBURSEMENTS

     1. Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

     2. Disbursements made on behalf of the borrower or investor shall be posted within two business days to the account or investor's records maintained by the servicing entity.

     3. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or bank statements.

Ill. INVESTOR ACCOUNTING AND REPORTING

     1. Investor reports are sent on a monthly basis listing the total unpaid principal balance and number of loans serviced.

IV. DELINQUENCIES

     1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).